                        AMENDMENT TO COMMON STOCK WARRANT

         THIS AMENDMENT TO COMMON STOCK PURCHASE WARRANT (the "Amendment") is effective as of the 20th day of August, 1998, by HOME RETAIL HOLDINGS, INC., a Delaware Corporation with its principal place of business located at 4006 Venture Court, Columbus, Ohio 43228 (the "Company"), and LIBERTY BIDCO INVESTMENT CORPORATION, whose principal office is located at 30833 Northwestern Highway, Suite 211, Farmington Hills, Michigan 48334-2582 ("BIDCO").

         WHEREAS, the Company executed, issued and delivered a Common Stock Purchase Warrant dated August 12, 1998, evidencing the right to purchase of 92,595 fully paid and non-assessable shares of Common Stock of the Company, at the price per share of $.01 subject to certain adjustments (the "Warrant") to BIDCO; and

         WHEREAS, BIDCO has since made additional financial accommodations to the Company on even date herewith;

         NOW, THEREFORE, in consideration of the foregoing Recitals, the terms, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company agrees to the following amendments to the Warrant, and BIDCO consents to such amendments, as follows:

1. Unless otherwise defined herein, capitalized words shall have the same meaning as set forth in the Warrant.

2. Effective as of the date hereof, all Warrants and the Common Stock to be issued upon the exercise of the Warrants shall be subject to a put option by BIDCO on the terms contained in Sections 2 and 3 hereof (the "Put Option"). BIDCO, in its sole discretion, shall have the right and option to have the Warrant redeemed by the Company at the greater of: (i) $400,000, or (ii) the difference between the Purchase Price and the then current Fair Market Value (the "Warrant Put Price"); and BIDCO, in its sole discretion, shall have the right and option to have the Common Stock issued upon the exercise of the Warrant redeemed by the Company at the greater of: (i) $400,000, or (ii) the then current Fair Market Value of such Common Stock (the "Stock Put Price") (in each respective case, the "Put Price"). In the event that the Put Option is exercised and BIDCO has partially exercised the Warrant such that it is a Holder of both Warrants and Common Stock, the Put Price shall be the sum of the number of the unexercised Warrants over the original number of Warrants multiplied by the amount of the Warrant Put Price had the Warrant remained completely unexercised, plus the number of Shares issued upon exercise over the number of Shares originally issuable under the Warrant multiplied by the amount of the Stock Put Price had the Warrant been completely exercised. For purposes of this Amendment, the term "Fair Market Value" of such Common Stock shall mean the average trading price for the Common Stock over the ten (10) days immediately prior to the date of the Put Notice reported on the NASDAQ Stock Exchange, or if the Common Stock is not reported on the NASDAQ Stock Exchange then as reported on any nationally recognized securities exchange, or if not reported on any nationally recognized securities exchange then as reported on the over the counter market. Upon provision by BIDCO of written notice to the Company of BIDCO's exercise of the Put Option (the "Put Notice"), the Company shall pay to BIDCO the Put Price in cash.

3. BIDCO's Put Option shall not be exercisable (except pursuant to Section 4 below) until the earlier of: (x) thirteen (13) months following a registration of the Common Stock by filing a registration statement in compliance with the Securities Act; or (y) January 31, 2000; provided, however, that BIDCO agrees to provide the Company with notice six months prior to the exercise of the Put Option (the "Intent Notice"), which Intent Notice shall be non-binding upon BIDCO such that BIDCO shall not be required to actually exercise the Put Option and that BIDCO shall have absolutely no liability or obligation whatsoever for costs, expenses or fees of any nature, incurred by the Company, its representatives or agents in reliance upon or because of the Intent Notice.

4. Notwithstanding any other provision of this Amendment or the Warrant, in the event that, while BIDCO holds the Warrant or Shares issued pursuant to thereto, more then a twenty-percent (20%) of the total shares of common stock of the Company are sold other than as contemplated in Section 1 of the Warrant, or if a substantial portion of the assets (more than 50%) of the Company are sold out of the ordinary course of business, then BIDCO shall have the option, but not the obligation, to put this Warrant or the Shares issued pursuant hereto to the Company, as of the closing date of such transfer or sale. The amount to be paid to Holder shall be the greater of:

     (i)  Put Price set forth above, or

     (ii) Five Percent (5%) of the purchase price of the assets (based on the value of all assets of the Company

      Amounts due hereunder are payable upon the transfer.

5. The definition of the term "Registration Period" on page 2 of the Warrant is hereby modified and amended to read in its entirety as follows:

                  The term "Registration Period" shall mean the period commencing immediately after the closing of the Company's first public offering of securities registered under the Securities Act that takes place after the Original Issue Date and ending on the earlier of the third anniverary thereof and the Expiration Date.

6. Subsection 1.1 of the Warrant is hereby amended by deleting therefrom the sentence appearing on Page 3 of the Warrant and which heretofore read as follows:

                  "Notwithstanding the foregoing the Company shall not be required to include more than 25% of the Registerable Securities in the first public offering of securities registered under the Securities Act that takes place after the Original Issue Date."

7. Except as expressly amended and modified herein, the terms and provisions of the Warrant as hereby confirmed, affirmed and ratified as if fully set forth herein.

8. The execution and delivery of this Amendment is a condition precedent to BIDCO granting the additional financial accommodations to Company on even date herewith.

9. This Amendment may be executed in as many counterparts as may be convenient, and via facsimile transmission, each of which when so executed shall be deemed to be an original for all purposes, and shall become binding when the Company and BIDCO have executed at least one counterpart.

10. The parties agree to perform any further acts and to execute and deliver any additional documents which may be reasonably necessary to carry out the intent and provisions of this Amendment.

11. This Amendment shall be binding upon and shall inure to the benefit of the Company and BIDCO, and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties have signed this Amendment to Common Stock Purchase Warrant, intending to be legally bound thereby as of the day and date first set forth above.


                                                             COMPANY
                                                     HOME RETAIL HOLDINGS, INC.,
ATTEST:                                              a Delaware Corporation


/s/ GREG DUKOFF                                      By:  /s/ DAVID E. DANOVITCH
--------------------------------------------         ---------------------------------------------------------
Greg Dukoff, Secretary                               Its: Interim CEO




ACCEPTED, ACKNOWLEDGED AND AGREED

                                                     LIBERTY BIDCO INVESTMENT CORPORATION




                                                     By:  /s/ JAMES C. ZABRISKIE
---------------------------------------------        ---------------------------------------------------------
                                                          James C. Zabriskie, Vice President


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